EXHIBIT 99.1

Finish Line Increases Quarterly Cash Dividend 20 Percent

INDIANAPOLIS, Jan. 18, 2012 –The Finish Line, Inc. (NASDAQ: FINL) announced today that its board of directors has approved an increase in the company’s quarterly cash dividend from $0.05 to $0.06 per share of outstanding Class A and Class B common stock. The quarterly cash dividend will be payable March 19, 2012 to shareholders of record as of March 2, 2012.

“Our company’s strategic plan is focused on growing the Finish Line brand business through aggressive expansion of digital as well as enhanced productivity in our stores,” said Chairman and Chief Executive Officer Glenn Lyon. “In addition, we are pursuing our next leg of growth outside of Finish Line by developing the specialty running market, which represents a significant opportunity for incremental growth. Across all of our business segments, our focus is on continuing to strengthen customer relationships in today’s omni-channel environment where our customers experience our brand through digital, mobile, our stores and social media all at the same time. Ultimately, our goal as a company is to put the customer at the center of all we do. By doing that, we will drive results and continue to return cash to shareholders as we are doing today with the 20 percent dividend increase.”

About The Finish Line, Inc.
The Finish Line, Inc. is a premium retailer of athletic shoes, apparel and accessories. Headquartered in Indianapolis, the company has two retail divisions – Finish Line, which operates 646 Finish Line brand stores in malls across the United States, and the Running Specialty Group, which operates 19 specialty running shops in seven states and the District of Columbia under The Running Company banner.

Finish Line stores employ more than 11,000 sneakerologists who help customers every day connect with their sport, their life and their style. Online shopping is available at www.finishline.com and mobile shopping is available at m.finishline.com. Follow Finish Line on Twitter at Twitter.com/FinishLine and “like” Finish Line on Facebook at Facebook.com/FinishLineUSA.

The Running Company stores carry a deep assortment of performance running shoes, apparel and accessories. Their trained experts advise everyone from beginners to advanced runners and provide free gait analysis to ensure the proper fit for each customer. The Running Company is tightly connected to its communities, hosting regular neighborhood group runs and sponsoring local races. More information on The Running Company can be found at www.therunningcompany.net.

Forward-Looking Statements
This news release may contain certain statements that the company believes are, or may be considered to be, “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as “believe”, “future”, “intend”, “plan”, “will”, “continue”, “create”, “potential”, “confidence”, or other similar words, or statements that describe objectives, plans or goals. All of these forward-looking statements are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contemplated by the relevant forward-looking statement. There are several principal risk factors that could cause actual performance and future actions to differ materially from the forward-looking statements, as noted in previous releases. The forward-looking statements included herein are made only as of the date of this report and the company undertakes no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.

Media Contact:	Investor Contact:
Anne Roman Corporate Communications 317-613-6577	Ed Wilhelm Chief Financial Officer 317-613-6914